Exhibit 4.2

FRONTIER OIL CORPORATION,

as Issuer,

THE GUARANTORS NAMED HEREIN

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

dated as of November 22, 2010

to Indenture dated as of November 22, 2010

Providing for Issuance of

6 ⅞% Senior Notes due 2018

TABLE OF CONTENTS

SECTION 1.                          Creation of 6 ⅞% Notes.
SECTION 2.                          Definitions and Rules of Construction.
SECTION 3.                          Amendments to Articles One and Four of the Original Indenture.
SECTION 4.                          Amendments to Articles Five and Six of the Original Indenture.
SECTION 5.                          Amendments to Articles Eight and Nine of the Original Indenture.
SECTION 6.                          Amendments to Article Ten of the Original Indenture.
SECTION 7.                          Amendments to Article Eleven of the Original Indenture.
SECTION 8.                          Amendments to Article Thirteen of the Original Indenture.
SECTION 9.                          Amendments to Article Fourteen of the Original Indenture.
SECTION 10.                       Governing Law.
SECTION 11.                       Counterparts.
SECTION 12.                       Supplemental Indenture Controls.

EXHIBIT A.                           Form of 6 ⅞% Note A-1
EXHIBIT B.                           Form of Supplemental Indenture B-1

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of November 22, 2010 (this “First Supplemental Indenture”), supplements and amends the Indenture dated as of November 22, 2010 (the “Original Indenture”) among FRONTIER OIL CORPORATION, a Wyoming corporation, as issuer (the “Company”), the GUARANTORS (as defined hereinafter) named therein and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITATIONS OF THE COMPANY

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered the Original Indenture to provide for the issuance by the Company of its senior debt securities in one or more series;

WHEREAS, Section 9.1 of the Original Indenture provides, among other things, that the Company, the Guarantors and the Trustee may without the consent of any Holders enter into one or more indentures supplemental to the Original Indenture to, among other things, (a) change or eliminate any of the provisions of the Original Indenture, provided that any such change or elimination shall become effective only when there is no Security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision and (b) establish the form or terms of Securities of any series as permitted by Sections 2.1 and 3.1;

WHEREAS, the Company desires to provide for the issuance of an initial series of Securities to be designated as the “6 ⅞% Senior Notes due 2018” (the “6 ⅞% Notes”), to set forth the terms that will be applicable thereto, including the guarantee thereof by the Guarantors, to establish the form thereof and in this connection to change or eliminate certain provisions of the Original Indenture, but only in relation to the 6 ⅞% Notes;

WHEREAS, all action on the part of the Company and the Guarantors necessary to authorize the issuance by the Company of the 6 ⅞% Notes under the Original Indenture and this First Supplemental Indenture (the Original Indenture, as amended and supplemented by this First Supplemental Indenture, being hereinafter called the “Indenture”) and the guarantee thereof by each of the Guarantors has been duly taken; and

WHEREAS, all acts and things necessary to make the 6 ⅞% Notes, when executed by the Company and authenticated and delivered by the Trustee as provided in the Original Indenture, the legal, valid and binding obligations of the Company, and to constitute these presents a valid and binding supplemental indenture of the Company and the Guarantors, have been done and performed, and the execution of this First Supplemental Indenture and the creation and issuance under the Indenture of the 6 ⅞% Notes and the related Subsidiary Guarantees have in all respects been duly authorized, the Company in the exercise of the legal right and power vested in it, executes this First Supplemental Indenture and proposes to create, execute, issue and deliver the 6 ⅞% Notes and each Guarantor in the exercise of the legal right and power vested in it, likewise executes this First Supplemental Indenture and proposes to guarantee the 6 ⅞% Notes on the terms set forth herein.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

That, in order to establish the designation, form, terms and provisions of, and to authorize the authentication and delivery of the 6 ⅞% Notes, and in consideration of the acceptance of the 6 7/8% Notes by the Holders thereof and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.                           Creation of 6 ⅞% Notes.

Pursuant to Sections 2.1 and 3.1 of the Original Indenture, there is hereby created a new series of Securities designated as the “6 ⅞% Senior Notes due 2018” (which are hereinafter referred to as the “6 ⅞% Notes” for purposes of this First Supplemental Indenture).  The Trustee shall authenticate 6 ⅞% Notes for original issue on the Issue Date in the aggregate principal amount of $150,000,000 (the “Original 6 ⅞% Notes”).  The Original 6 ⅞% Notes shall be in substantially the form specified in Exhibit A to this First Supplemental Indenture, shall have the terms set forth therein and shall be entitled to the benefits of the other provisions of the Original Indenture as modified by this First Supplemental Indenture and specified herein.  The Original 6 ⅞% Notes shall be issued in the form of Global Securities.  The initial Depositary for the 6 ⅞% Notes shall be The Depository Trust Company.

Subject to compliance with the Indenture, the Company may issue additional 6 ⅞% Notes from time to time after the Issue Date (except for 6 ⅞% Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other 6 ⅞% Notes pursuant to Section 3.4, 3.5, 3.6, 9.6 or 11.7) (the “Additional 6 ⅞% Notes”).  With respect to any such Additional 6 ⅞% Notes, there shall be established in or pursuant to a Board Resolution or supplemental indenture:

(a)           that such Additional 6 ⅞% Notes shall be issued as part of the same series as the Original 6 ⅞% Notes;

(b)           the aggregate principal amount of such Additional 6 ⅞% Notes to be authenticated and delivered under the Indenture (except for Additional 6 ⅞% Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other 6 7/8% Notes pursuant to Section 3.4, 3.5, 3.6, 9.6 or 11.7 and except for Additional 6 ⅞% Notes which, pursuant to Section 3.3, are deemed never to have been authenticated and delivered hereunder);

(c)           the issue price and issuance date of such Additional 6 ⅞% Notes, including the date from which interest on such Additional 6 ⅞% Notes shall accrue;

(d)           if applicable, that such Additional 6 ⅞% Notes shall be issuable in whole or in part in the form of one or more Global Securities and, in such case, the respective Depositaries for such Global Securities, the form of any legend or legends that shall be borne by any such Global Security in addition to or in lieu of that set forth in Exhibit A and any circumstances in addition to or in lieu of those set forth in the Indenture in which any such Global Security may be exchanged in whole or in part for 6 ⅞% Notes registered, and any transfer of such Global Security in whole or in part may be registered, in the name or names of Persons other than the Depositary for such Global Security or a nominee thereof; and

(e)           if applicable, that such Additional 6 ⅞% Notes shall not be registered under the Securities Act, but shall be issued pursuant to an exemption from registration under the Securities Act, shall bear additional appropriate legends and shall have the benefit of registration rights.

Except as set forth above, such Additional 6 ⅞% Notes shall have the terms set forth in Exhibit A to this First Supplemental Indenture, such Additional 6 ⅞% Notes shall be entitled to the benefits of the other provisions of the Original Indenture as modified by this First Supplemental Indenture, and the Original 6 ⅞% Notes and such Additional 6 ⅞% Notes shall be treated as a single class under the Indenture for all purposes, including waivers, amendments, redemptions and offers to purchase.

SECTION 2.                           Definitions and Rules of Construction.

(a)           Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned thereto in the Original Indenture.

(b)           Section 1.1 of the Original Indenture is amended and supplemented in relation to the 6 ⅞% Notes by inserting or restating, as the case may be, in their appropriate alphabetical position, the following definitions:

“Additional 6 ⅞% Notes” has the meaning attributed thereto in Section 1 of the First Supplemental Indenture.

“Adjusted Net Assets” of a Guarantor at any date means the amount by which the fair value of the properties and assets of such Guarantor exceeds the total amount of liabilities, including contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Guarantor at such date.

“Affiliate” of any specified Person means an “affiliate” of such Person, as such term is defined for purposes of Rule 144 under the Securities Act.

“Asset Sale” means:

(1)           the sale, lease, conveyance or other disposition (a “disposition”) of any assets or rights (including by way of a sale and leaseback), excluding dispositions in the ordinary course of business (provided that the disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of Sections 8.1 and 10.16 and not by the provisions of Section 10.14);

(2)           the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary); and

(3)           any Event of Loss,

whether, in the case of clause (1), (2) or (3), in a single transaction or a series of related transactions, provided that such transaction or series of transactions (a) has a fair market value in excess of $2.0 million or (b) results in the payment of net proceeds in excess of $2.0 million.  Notwithstanding the preceding, the following transactions will not be deemed to be Asset Sales:

(1)           any sale, assignment, lease, license, transfer, abandonment or other disposition of (A) damaged, worn-out, unserviceable or other obsolete or excess equipment or other property or (B) other property no longer necessary for the proper conduct of the business of the Company or any of its Subsidiaries;

(2)           a disposition of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(3)           a disposition of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or by the Company to a Restricted Subsidiary;

(4)           the consummation of (A) any Permitted Investment or (B) any Restricted Payment that is permitted by this Indenture;

(5)           any lease of any equipment or other assets entered into in the ordinary course of business and with respect to which the Company or any Restricted Subsidiary thereof is the lessor, except any such lease that provides for the acquisition of such assets by the lessee during or at the end of the term thereof for an amount that is less than the fair market value thereof at the time the right to acquire such assets occurs;

(6)           any sale of inventory or hydrocarbons or other products (including crude oil and refined products), in each case in the ordinary course of business of the Company’s operations;

(7)           the sale or other disposition of cash or Cash Equivalents;

(8)           any trade or exchange by the Company or any Restricted Subsidiary of any inventory or hydrocarbons or other products (including crude oil and refined products) for similar products owned or held by another Person; provided that the fair market value of the properties traded or exchanged by the Company or such Restricted Subsidiary is reasonably equivalent to the fair market value of the properties to be received by the Company or such Restricted Subsidiary (as determined in good faith by the Board of Directors, an officer of the Company or of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision);

(9)           the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10)           surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(11)           any disposition of defaulted receivables that arose in the ordinary course of business for collection.

“Attributable Indebtedness” in respect of a sale-and-leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale-and-leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). As used in the preceding sentence, “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)           in the case of a corporation, corporate stock;

(2)           in the case of a limited liability company or similar entity, any membership or similar interest therein;

(3)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(4)           in the case of a partnership, partnership interests (whether general or limited); and

(5)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)           United States dollars or up to $2.0 million of Canadian dollars;

(2)           securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

(3)           certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development having capital and surplus in excess of $500 million;

(4)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)           commercial paper having the highest rating obtainable from Moody’s or Standard & Poor’s and in each case maturing within 180 days after the date of acquisition;

(6)           commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(7)           deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (3) above, provided all such deposits do not exceed $2.0 million in the aggregate at any one time; and

(8)           money-market mutual funds substantially all of the assets of which are of the type described in the preceding clauses (1) through (6) above.

“Change of Control” means the occurrence of one or more of the following:

(1)           the sale, lease, transfer, conveyance or other disposition (other than by merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole;

(2)           the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)           the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting stock of the Company; or

(4)           the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

provided, however, that a transaction in which the Company becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change of Control if (a) the shareholders of the Company immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of the Company, immediately following the consummation of such transaction and (b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than such other Person (but including the holders of the Equity Interests of such other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding voting stock of the Company.

“Company” means the party named as such in the First Supplemental Indenture until a successor replaces it and, thereafter, means the successor.

“Consolidated Cash Flow” means, with respect to any specified Person for any reference period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)           an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)           provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)           the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(4)           depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)           non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Consolidated Interest Expense of such Person for such period; provided, however, that the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to each of the following transactions as if each such transaction had occurred at the beginning of the applicable four-quarter reference period:

(1)           any incurrence, assumption, guarantee or redemption by such Person or any of its Restricted Subsidiaries of any Indebtedness (other than revolving credit borrowings) subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the “Calculation Date”);

(2)           any acquisition that has been made by such Person or any of its Restricted Subsidiaries, or approved and expected to be consummated within 30 days of the Calculation Date, including, in each case, through a merger or consolidation, and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date; provided that pro forma effect shall be given to the Consolidated Cash Flow of the Person which is the subject of any such acquisition, and any cost savings or expense reductions attributable at the time of such computation or to be attributable in the future to such acquisition, shall be included in such computation; provided further that the pro forma calculations shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of the Company); and

(3)           any other transaction that may be given pro forma effect as determined in good faith by a responsible financial or accounting officer of the Company;

provided, further, that (a) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, (b) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date and (c) the Consolidated Interest Expense attributable to interest on any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the reference period to the Calculation Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an applicable Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Calculation Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

“Consolidated Interest Expense” means, with respect to any Person for any period, determined on a consolidated basis in accordance with GAAP, the sum of, without duplication:

(1)           the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to interest rate Hedging Obligations but excluding amortization of debt issuance costs); and

(2)           the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

(1)           the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2)           the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders; and

(3)           the cumulative effect of a change in accounting principles shall be excluded; and

(4)           any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards shall be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors, who:

(1)           was a member of the Board of Directors on the Issue Date; or

(2)           was nominated for election to the Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of August 19, 2008, among Frontier Oil and Refining Company, as Borrower, the Company, the lenders named therein, Union Bank of California, N.A., as Administrative Agent, and BNP Paribas, as Syndication Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including increases in the principal amount thereof.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement) or commercial paper facilities, in each case with banks, investment funds or other lenders providing for revolving credit loans, term loans, receivables financings, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables or letters of credit, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including increases in the principal amount thereof.

“Default” means, with respect to the 6 ⅞% Notes, any event that is, or after notice or the lapse of time or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the 6 ⅞% Notes mature or are redeemed or retired in full; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of Section 10.14 or Section 10.16, as the case may be. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

 “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any contribution to the equity capital of the Company, or any sale of Equity Interests (other than Disqualified Stock) of the Company either pursuant to an offering registered under the Securities Act or a private placement.

“Event of Loss” means, with respect to any property or asset of the Company or any Restricted Subsidiary, (a) any damage to such property or asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss or (b) the confiscation, condemnation or requisition of title to such property or asset by any government or instrumentality or agency thereof. An Event of Loss shall be deemed to occur as of the date of the insurance settlement, confiscation, condemnation or requisition of title, as applicable.

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under a Credit Facility) in existence on the Issue Date, until such amounts are repaid.

“fair market value” means, with respect to any asset or Investment, the fair market value of such asset or Investment at the time of the event requiring such determination, as determined (except as otherwise permitted by this Indenture) in good faith by the Board of Directors or, with respect to any asset or Investment in excess of $10.0 million (other than cash or Cash Equivalents), as determined by a reputable appraisal firm that is, in the judgment of such Board of Directors, qualified to perform the task for which such firm has been engaged and independent with respect to the Company.

“First Supplemental Indenture” means the First Supplemental Indenture, dated as of the Issue Date, among the Company, the Guarantors named therein and the Trustee relating to the 6 ⅞% Notes.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means accounting principles generally accepted in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States of America, which are in effect from time to time.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantor” means each of (1) Frontier Holdings Inc., Frontier Refining & Marketing Inc., Frontier Refining Inc., Frontier Oil and Refining Company, Frontier Pipeline Inc., Frontier El Dorado Refining Company, Ethanol Management Company and (2) any other Person that becomes a guarantor of any 6 ⅞% Notes pursuant to the provisions of Article Fourteen of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations (to the extent they are incurred in the ordinary course of business) of such Person under:

(1)           interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, but only to the extent that the notional amounts of such agreements do not exceed 105% of the aggregate principal amount of such Indebtedness to which such agreement relates;

(2)           other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

(3)           any hedging agreement or other arrangement, in each case that is designed to provide protection against fluctuations in the price of crude oil, gasoline and other refined products and natural gas (in the ordinary course of business and not for speculative purposes); and

(4)           any foreign currency futures contract, option or similar agreement or arrangement designed to protect such Person against fluctuations in foreign currency rates.

“Holder” or “Noteholder” means the Person in whose name a 6 ⅞% Note is registered in the Security Register for the 6 ⅞% Notes.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $500,000 and whose total revenues for the most recent 12-month period do not exceed $500,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or trade payable, or representing any Hedging Obligation, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. Notwithstanding the foregoing, the following shall not constitute Indebtedness:

(a)           accrued expenses and trade accounts payable arising in the ordinary course of business;

(b)           any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and in accordance with the other applicable terms of the instrument governing such indebtedness;

(c)           any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets; and

(d)           any obligation in respect of any agreement or arrangement described in clause (3) of the definition of “Hedging Obligation.”

“Indenture” has the meaning attributed thereto in the Recitations of the Company of the First Supplemental Indenture.

“Investment Grade Rating” of the 6 ⅞% Notes, means that the 6 ⅞% Notes shall have been assigned a Moody’s rating of Baa3 or higher and an S&P rating of BBB– or higher, or if one of such rating agencies shall not make a rating on the 6 ⅞% Notes publicly available for reasons outside the control of the Company, then “Investment Grade Rating” shall mean that the 6 ⅞% Notes shall have been assigned such a rating by one of such rating agencies and an equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that the following shall not constitute Investments:

(1)           extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business;

(2)           Hedging Obligations; and

(3)           endorsements of negotiable instruments and documents in the ordinary course of business.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 10.11(c).

“Issue Date” means November 22, 2010.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Make-Whole Amount” with respect to a 6 ⅞% Note means an amount equal to the excess, if any, of:

(1)           the present value of the remaining interest, premium, if any, and principal payments due on such 6 ⅞% Note as if such 6 ⅞% Note were redeemed on November 15, 2014 at the Redemption Price set forth in Section 11.8(b), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over

(2)           the outstanding principal amount of such 6 ⅞% Note.

“Make-Whole Average Life” means the number of years (calculated to the nearest one-twelfth) between the Redemption Date and November 15, 2014.

“Make-Whole Price” with respect to a 6 ⅞% Note means the greater of:

(1)           the sum of the outstanding principal amount and Make-Whole Amount of such 6 7/8% Note; and

(2)           the redemption price of such 6 ⅞% Note on November 15, 2014, determined pursuant to Section 11.8(b) of this Indenture (103.4375% of the principal amount).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)           any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including dispositions pursuant to sale-and-leaseback transactions) or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person; and

(2)           any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-Cash Consideration received in any Asset Sale), net of, without duplication:

(1)           the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, title insurance premiums, appraiser fees and costs incurred in connection with preparing such asset for sale) and any relocation expenses incurred as a result thereof,

(2)           taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)           amounts required to be applied to the repayment of Indebtedness (other than under a revolving credit facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(4)           any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be; and

(5)           all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1)           as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is otherwise directly or indirectly liable (as a guarantor or otherwise) or (b) constitutes the lender; and

(2)           no default with respect to which (including any rights the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) the holders of other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Original 6 ⅞% Notes” has the meaning attributed thereto in Section 1 of the First Supplemental Indenture.

“Pari Passu Indebtedness” means, with respect to any Net Proceeds from Asset Sales, Indebtedness of the Company and its Restricted Subsidiaries, excluding any Subordinated Indebtedness, the terms of which require the Company or such Restricted Subsidiary to apply such Net Proceeds to offer to repurchase such Indebtedness.

“Permitted Indebtedness” means:

(1)           the incurrence by the Company or a Restricted Subsidiary of additional Indebtedness under any Credit Facility so long as the aggregate principal amount at any time outstanding of all Indebtedness incurred under this clause (1) does not exceed the greater of (a) $650.0 million and (b) an amount equal to the sum of 95% of the book value of accounts receivable (less allowance for doubtful accounts) and 90% of the inventory (less applicable reserves) of the Company and its Restricted Subsidiaries, calculated on a consolidated basis and in accordance with GAAP, plus $10.0 million and any fees, premiums, expenses (including costs of collection), indemnities and similar amounts payable in connection with such Indebtedness, and less any amounts repaid permanently in accordance with Section 10.14;

(2)           the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(3)           the incurrence by the Company and its Restricted Subsidiaries of Hedging Obligations;

(4)           the incurrence by the Company and the Guarantors of Indebtedness represented by the Original 6 ⅞% Notes and the related Subsidiary Guarantees;

(5)           the incurrence or issuance by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness or Disqualified Stock between or among the Company and any of its Restricted Subsidiaries or between or among any Restricted Subsidiaries; provided, however, that (a) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the 6 ⅞% Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or Disqualified Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness or Disqualified Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in the case of each of clause (i) and (ii), to constitute an incurrence or issuance of such Indebtedness or Disqualified Stock, as the case may be, by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6)           the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding under this clause (6) not to exceed $15.0 million;

(7)           the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds or other similar bonds or obligations, in each case incurred in the ordinary course of business, and any guarantees or letters of credit functioning as or supporting any of the foregoing;

(8)           the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness or Disqualified Stock that was permitted by this Indenture to be incurred (other than pursuant to clause (1), (5) or (6) of this definition);

(9)           incurrence by any Subsidiary of the Company of a Subsidiary Guarantee;

(10)           incurrence of Non-Recourse Debt;

(11)           the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Subsidiary of the Company that was permitted to be incurred by the provisions of Section 10.10;

(12)           the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within ten Business Days;

(13)           unrealized losses or charges in respect of Hedging Obligations;

(14)           the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $20.0 million at any time outstanding; and

(15)           incurrence by the Company or any Restricted Subsidiary of any additional Indebtedness (measured by principal amount or accreted value, as applicable) or Disqualified Stock (measured by the greater of its voluntary or involuntary maximum fixed repurchase or redemption price plus accrued and unpaid dividends (if not included in such redemption price)), not to exceed $30.0 million at any time outstanding.

“Permitted Investments” means:

(1)           any Investment in the Company or in a Restricted Subsidiary of the Company, including any Investment in the 6 ⅞% Notes;

(2)           any Investment in cash or Cash Equivalents;

(3)           any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)           any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale that was made pursuant to and in compliance with Section 10.14 or (b) a disposition of assets that does not constitute an Asset Sale;

(5)           acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)           any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)           Hedging Obligations;

(8)           Investments in a Person engaged in the Principal Business, provided that the aggregate amount of such Investments pursuant to this clause (8) in Persons that are not Restricted Subsidiaries of the Company shall not exceed the greater of (a) $50.0 million and (b) 5.0% of the Consolidated Net Tangible Assets of the Company at any one time;

(9)           Investment in any Person to the extent such Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary; and

(10)           Investments existing on the Issue Date.

“Permitted Liens” means:

(1)           Liens securing Indebtedness incurred pursuant to clause (1) of the definition of “Permitted Indebtedness”; provided, however, that during any period when the covenant in Section 10.10 is suspended pursuant to Section 10.20, the clause (1) listed under the definition of “Permitted Indebtedness” shall be deemed to be in effect solely for purposes of determining compliance with this clause (1);

(2)           Liens in favor of the Company or any of the Guarantors;

(3)           Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to its contemplation of such merger or consolidation and do not extend to any property other than those of the Person merged into or consolidated with the Company or any of its Restricted Subsidiaries;

(4)           Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to its contemplation of such acquisition and do not extend to any other property;

(5)           Liens to secure the performance of statutory obligations, surety or appeal bonds, bid or performance bonds, insurance obligations or other obligations of a like nature incurred in the ordinary course of business;

(6)           Liens securing Hedging Obligations;

(7)           Liens existing on the Issue Date;

(8)           Liens securing Non-Recourse Debt;

(9)           any interest or title of a lessor under, or Liens that secure, a Capital Lease Obligation or an operating lease;

(10)           Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business (including deposits necessary to obtain standby letters of credit);

(11)           Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and related benefits;

(12)           easements, rights of way restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary;

(13)           any other Liens imposed by operation of law which do not materially affect the Company’s or any Guarantor’s ability to perform its obligations under the 6 ⅞% Notes or any Subsidiary Guarantee;

(14)           any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(15)           Liens to secure Purchase Money Indebtedness, which Liens shall not extend to any other property or assets of the Company or a Restricted Subsidiary (other than any associated accounts, contracts and insurance proceeds);

(16)           Liens securing Permitted Refinancing Indebtedness with respect to any Indebtedness referred to in clause (15) above;

(17)           Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to Indebtedness that does not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary;

(18)           Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(19)           statutory liens of landlords, mechanics, suppliers, vendors, warehousemen, carriers or other like Liens arising in the ordinary course of business;

(20)           Liens securing the 6 ⅞% Notes or Subsidiary Guarantees; and

(21)           Liens to secure Indebtedness having an aggregate principal amount which, when added together with all other Indebtedness secured by Liens incurred pursuant to this clause (21) and then outstanding, does not exceed $25.0 million.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries or any Disqualified Stock of the Company of its Restricted Subsidiaries issued (a) in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Refinancing”), any other Indebtedness or preferred stock of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), in a principal amount or, in the case of Disqualified Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

(1)           the principal amount or, in the case of preferred stock, liquidation preference, of the Indebtedness, or preferred stock so Refinanced (plus, in the case of Indebtedness, the amount of premium, if any, paid in connection therewith), and

(2)           if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing.

Notwithstanding the preceding, no Indebtedness or Disqualified Stock will be deemed to be Permitted Refinancing Indebtedness, unless:

(1)           such Indebtedness or Disqualified Stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or preferred stock being Refinanced;

(2)           if the Indebtedness being Refinanced is Subordinated Indebtedness, such Indebtedness has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and is contractually subordinated in right of payment to, the 6 ⅞% Notes or the Subsidiary Guarantees, as the case may be, on terms at least as favorable, taken as a whole, to the Holders of 6 ⅞% Notes as those contained in the documentation governing the Subordinated Indebtedness being Refinanced at the time of the Refinancing; and

(3)           such Indebtedness or Disqualified Stock is incurred or issued by the Company or such Indebtedness or Disqualified Stock is incurred or issued by the Restricted Subsidiary who is the primary obligor on the Indebtedness being Refinanced or the issuer of the preferred stock being Refinanced.

“Principal Business” means:

(1)           the business of the exploration for, and development, acquisition, production, processing, marketing, refining, storage and transportation of, hydrocarbons;

(2)           any related energy and natural resource business;

(3)           any business currently engaged in by the Company or its Subsidiaries;

(4)           convenience stores, retail service stations, truck stops and other public accommodations in connection therewith; and

(5)           any activity or business that is a reasonable extension, development or expansion of any of the activities or businesses described in clauses (1) through (4) of this definition or that is ancillary or necessary or desirable to facilitate such activities or businesses.

“Purchase Money Indebtedness” means Indebtedness incurred for the purpose of (1) financing all or any part of the purchase price of any real or personal property or assets incurred prior to, at the time of, or within 120 days after, the acquisition of such property or assets or (2) financing all or any part of the cost of construction of, or repairs, improvements or additions to, any such property or assets, provided that the amount of any such financing shall not exceed the amount expended in the acquisition of, or the construction of, or repairs, improvements or additions to, such property or assets.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“6 ⅞% Notes” means the Original 6 ⅞% Notes and the Additional 6 ⅞% Notes.

“sale-and-leaseback transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“SEC” or “Commission” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Custodian” means the Trustee, as custodian with respect to the 6 ⅞% Notes in global form, or any successor thereto.

 “Secured Indebtedness” means, with respect to any specified Person, any Indebtedness of such Person that is secured by a Lien on the assets of such Person, plus any Indebtedness of any other Person to the extent that such Indebtedness is secured by a Lien on the assets of the specified Person.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Company or a Guarantor that is contractually subordinated in right of payment to the 6 ⅞% Notes or the Subsidiary Guarantee of such Guarantor, as applicable.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantee” or “Guarantee” means a guarantee, included in Article Fourteen of this Indenture, of the Company’s obligations under the 6 ⅞% Notes and this Indenture.

“Treasury Rate” means the yield to maturity at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two Business Days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market date) most nearly equal to the then remaining maturity of the 6 ⅞% Notes to November 15, 2014; provided, however, that if the Make-Whole Average Life of such 6 ⅞% Note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such 6 ⅞% Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” means (i) Wainoco Resources, Inc. and Wainoco Oil & Gas Company and (ii) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary at the time of such designation:

(1)           has no Indebtedness other than Non-Recourse Debt;

(2)           is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless such agreement, contract, arrangement or understanding does not violate the terms of Section 10.15; and

(3)           is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, in each case, except to the extent otherwise permitted by this Indenture.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 10.11.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant in Section 10.10, the Company shall be in default of such covenant).

The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant in Section 10.10, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

“Weighted Average Life to Maturity” means, when applied to any security or instrument at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (or redemption payments), including payment at final maturity (or mandatory redemption), in respect of such security to instrument, by (b) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount or liquidation preference of such security or instrument.

(a)           The definition of the term “corporations” set forth in Section 1.1 of the Original Indenture shall have no application to the 6 ⅞% Notes.

(b)           Certain other capitalized terms, used principally in Article Ten, are defined in other Articles of this Indenture.

(c)           In addition to the rules of construction set forth in clauses (1) – (6) of the first paragraph of Section 1.1 of the Original Indenture, for purposes of this First Supplemental Indenture, unless the context otherwise requires:

(1)           “will” shall be interpreted to express a command synonymously with “shall”;

(2)           no difference is intended by references to either the “principal amount” or the “aggregate principal amount’ of the Securities of any series necessary to undertake any Act; and

(3)           references to sections or rules under the Exchange Act or the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

SECTION 3.                           Amendments to Articles One and Four of the Original Indenture.

(a)           Section 1.18 of the Original Indenture is amended with respect to the 6 ⅞% Notes to read as follows:

Section 1.18.	Incorporators, Shareholders, Officers and Directors of the Company and the Guarantors Exempt from Individual Liability.

No director, officer, member, manager, incorporator or shareholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the 6 ⅞% Notes, this Indenture, the Subsidiary Guarantees or for any claim based on, or otherwise in respect of, such obligations or their creation. Each Holder by accepting a 6 ⅞% Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the 6 ⅞% Notes.

(b)           Section 4.1 of the Original Indenture is amended with respect to the 6 ⅞% Notes to read as follows:

Section 4.1.  Satisfaction and Discharge of Indenture.

This Indenture shall cease to be of further effect with respect to the 6 ⅞% Notes (except as to any surviving rights of registration of transfer or exchange of Securities herein expressly provided for), and the Trustee, upon Company Request and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture with respect to the 6 ⅞% Notes, when:

(1)           either

(A)           all 6 ⅞% Notes theretofore authenticated and delivered (other than (i) 6 ⅞% Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 3.6, and (ii) 6 ⅞% Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 10.3) have been delivered to the Trustee for cancellation; or

(B)           all 6 ⅞% Notes not theretofore delivered to the Trustee for cancellation

(i)           have become due and payable, or

(ii)           will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise,

and the Company or any Guarantor, in the case of (i) or (ii) above, has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in Dollars, non-callable Government Securities, or a combination of cash in Dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the 6 ⅞% Notes not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of final maturity or the Redemption Date, as the case may be;

(2)           no Default or Event of Default with respect to the 6 ⅞% Notes has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(3)           such deposit will not result in a breach or violation of, or con statute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(4)           the Company or any Guarantor has paid or caused to be paid all other sums payable hereunder by the Company with respect to the 6 ⅞% Notes;

(5)           the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the 6 ⅞% Notes at the Date of Final Maturity or on the Redemption Date, as the case may be; and

(6)           the Company has delivered to the Trustee (i) an Officer’s Certificate stating that all conditions precedent provided for in clauses (1) – (5) above relating to the satisfaction and discharge of this Indenture with respect to the 6 ⅞% Notes have been complied with and (ii) an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and qualifications), stating that all conditions precedent set forth in clauses (3) and (5) above have been satisfied; provided that the Opinion of Counsel with respect to clause (3) above may be to the knowledge of such counsel.

Notwithstanding the satisfaction and discharge of this Indenture with respect to the 6 ⅞% Notes, (x) the obligations of the Company to the Trustee under Section 6.7, the obligations of the Trustee to any Authenticating Agent under Section 6.14 and the right of the Trustee to resign under Section 6.10 shall survive, and (y) if funds shall have been deposited with the Trustee pursuant to clause (1) of this Section, the obligations of the Company and the Trustee under Section 4.2, 6.6 and 10.2 and the last paragraph of Section 10.3 shall survive.

SECTION 4.                           Amendments to Articles Five and Six of the Original Indenture.

(a)           The Events of Default are amended in Section 5.1 of the Original Indenture with respect to the 6 ⅞% Notes to read as follows:

(1)           default for 30 days in the payment when due of interest on the 6 ⅞% Notes;

(2)           default in payment when due of the principal of, or premium, if any, on, the 6 ⅞% Notes;

(3)           failure by the Company to comply with its obligations under Section 8.1 of this Indenture or to consummate a purchase of 6 ⅞% Notes when required pursuant to Section 10.14 or Section 10.16 of this Indenture;

(4)           failure by the Company or any of its Subsidiaries to comply with any of the other covenants applicable to the Company or its Subsidiaries in this Indenture or the 6 ⅞% Notes, continued for 60 days after the giving of written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding 6 ⅞% Notes;

(5)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries  (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, which default (a) is caused by a failure to pay principal of or premium or interest on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity, in each case, unless being contested in good faith by appropriate proceedings and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more and provided, further, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of ten days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the 6 ⅞% Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(6)           any final judgment or decree (to the extent not covered by insurance) for the payment of money in excess of $20.0 million is entered against the Company or any of its Restricted Subsidiaries and is not paid or discharged, and there is any period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, is not in effect;

(7)           except as permitted by this Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee;

(8)           the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A)           commences a voluntary case,

(B)           consents to the entry of an order for relief against it in an involuntary case,

(C)           consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)           makes a general assignment for the benefit of its creditors, or

(E)           generally is not paying its debts as they become due; and

(9)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)           is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B)           appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C)           orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

(b)           The first paragraph of Section 5.2 of the Original Indenture is amended in its entirety with respect to the 6 ⅞% Notes to read as follows:

Section 5.2.  Acceleration of Maturity; Rescission and Annulment.

If an Event of Default (other than an Event of Default specified in Section 5.1(8) or 5.1(9)) with respect to the 6 ⅞% Notes occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding 6 ⅞% Notes may declare the principal amount of all the 6 ⅞% Notes, together with all accrued but unpaid interest thereon, to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount, together with all accrued but unpaid interest thereon, shall become immediately due and payable.  If an Event of Default specified in Section 5.1(8) or 5.1(9) with respect to the 6 ⅞% Notes occurs, the principal amount of all the 6 ⅞% Notes, together with all accrued but unpaid interest thereon, shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

(a)           Section 6.2 of the Original Indenture is amended with respect to the 6 ⅞% Notes by deleting the second proviso to such Section.

(b)           The third paragraph of Section 6.7 of the Original Indenture is amended with respect to the 6 ⅞% Notes by substituting the words “Section 5.1(8) or Section 5.1(9)” for the words “Section 5.1(5) or Section 5.1(6)” appearing therein.

SECTION 5.                           Amendments to Articles Eight and Nine of the Original Indenture.

(a)           Article Eight of the Original Indenture is superseded with respect to the 6 ⅞% Notes by the following provisions:

ARTICLE EIGHT
SUCCESSORS

Section 8.1.  Company May Consolidate, Etc., Only on Certain Terms.

(a)                          The Company shall not, in one or more related transactions, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets to, another Person unless:

(1)           either:

(A)           the Company is the surviving corporation; or

(B)           the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2)           the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all of the obligations of the Company under the 6 ⅞% Notes and this Indenture pursuant to an indenture supplement thereto reasonably satisfactory to the Trustee;

(3)           immediately after such transaction, no Default or Event of Default exists;

(4)           except in the case of a merger of the Company with or into a Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in Section 10.10(a); and

(5)           the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger, conveyance, sale, transfer or lease and such supplemental indenture, if any, comply with this Article Eight and that all conditions precedent herein provided for relating to such transaction have been complied with.

In addition, the Company will not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

(b)               Clauses (3) and (4) of Section 8.1(a) will not apply to:

(1)           a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(2)           any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries that are Guarantors.

Section 8.2.  Successor Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 8.1 of this Indenture, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the predecessor Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein, and the predecessor Company shall be relieved from all of its obligations under the 6 ⅞% Notes and this Indenture upon their assumption by such successor Person in accordance with Section 8.1(a).

(b)           Article Nine of the Original Indenture is superseded with respect to the 6 ⅞% Notes by the following provisions:

ARTICLE NINE

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.1.                      Without Consent of Holders of 6 ⅞% Notes.

Notwithstanding Section 9.2 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture as it relates to the 6 ⅞% Notes or the 6 ⅞% Notes or the Subsidiary Guarantees without the consent of any Holder of a 6 ⅞% Note:

(1)         to cure any ambiguity, defect or inconsistency;

(2)         to provide for uncertificated 6 ⅞% Notes in addition to or in place of certificated 6 ⅞% Notes;

(3)         to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the 6 ⅞% Notes and Subsidiary Guarantees by a successor to the Company or such Guarantor pursuant to Article Eight or Article Fourteen of this Indenture;

(4)         to make any change that would provide any additional rights or benefits to the Holders of the 6 ⅞% Notes or that does not adversely affect the legal rights hereunder of any Holder;

(5)         to secure the 6 ⅞% Notes or the Subsidiary Guarantees pursuant to the requirements of Section 10.13 of this Indenture;

(6)         to add any Guarantor to or release any Guarantor from its Subsidiary Guarantee, in each case pursuant to Article Fourteen of this Indenture;

(7)         to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(8)         to conform the text of this Indenture, the Subsidiary Guarantees or the 6 ⅞% Notes to any provision of the “Description of notes” section of the Company’s prospectus supplement dated November 9, 2010, relating to the initial offering of the 6 ⅞% Notes, to the extent that such provision in that “Description of notes” was intended to be a verbatim recitation of a provision of this Indenture, the Subsidiary Guarantees or the 6 ⅞% Notes;

(9)         to provide for the issuance of Additional 6 ⅞% Notes in accordance with the limitations set forth in this Indenture as of the date hereof; or

(10)         to provide for a successor Trustee with respect to the 6 ⅞% Notes pursuant to Article Six of this Indenture.

Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.6 of this Indenture, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Nothing in this Section 9.1 shall require the consent of any Holder to any amendment or supplement to the Original Indenture insofar as it relates to any series of Securities other than the 6 ⅞% Notes.

Section 9.2.                      With Consent of Holders of 6 ⅞% Notes.

The Company, the Guarantors and the Trustee may amend or supplement this Indenture (including, without limitation, Section 10.14 and 10.16 of this Indenture) and the 6 ⅞% Notes and the Subsidiary Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then Outstanding 6 ⅞% Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the 6 ⅞% Notes), and, subject to Sections 5.8 and 5.13 of this Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on, the 6 ⅞% Notes and except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the 6 ⅞% Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then Outstanding 6 ⅞% Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the 6 ⅞% Notes). However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.2 may not (with respect to any 6 ⅞% Notes held by a non-consenting Holder):

(1)         reduce the principal amount of 6 ⅞% Notes whose Holders must consent to an amendment, supplement or waiver;

(2)         reduce the principal of or change the fixed maturity of any 6 ⅞% Note or alter any of the provisions with respect to the redemption of the 6 ⅞% Notes; provided, however, that any purchase or repurchase of 6 ⅞% Notes, including pursuant to Sections 10.14 and 10.16 hereof, shall not be deemed a redemption of the 6 ⅞% Notes;

(3)         reduce the rate of or change the time for payment of interest, including default interest, on any 6 ⅞% Note;

(4)         waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on, the 6 ⅞% Notes (except a rescission of acceleration of the 6 ⅞% Notes by the Holders of at least a majority in aggregate principal amount of the then Outstanding 6 ⅞% Notes and a waiver of the payment default that resulted from such acceleration);

(5)         make any 6 ⅞% Note payable in money other than that stated in the 6 ⅞% Notes;

(6)         make any change in the provisions of this Indenture relating to waivers of past Defaults with respect to the 6 ⅞% Notes or the rights of Holders of 6 ⅞% Notes to receive payments of principal of, or interest or premium if any, on, the 6 ⅞% Notes;

(7)         waive a redemption payment with respect to any 6 ⅞% Note; provided, however, that any purchase or repurchase of 6 ⅞% Notes, including pursuant Sections 10.14 and 10.16 hereof, shall not be deemed a redemption of the 6 ⅞% Notes;

(8)         release any Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(9)         make any change in the preceding amendment, supplement and waiver provisions.

Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of 6 ⅞% Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.6 of this Indenture, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not be necessary for the consent of the Holders of 6 ⅞% Notes under this Section 9.2 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.2 becomes effective, the Company will mail to the Holders of 6 ⅞% Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Section 9.3.                      Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture, or the 6 ⅞% Notes or the Subsidiary Guarantees will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.4.                      Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a 6 ⅞% Note is a continuing consent by the Holder of a 6 ⅞% Note and every subsequent Holder of a 6 ⅞% Note or portion of a 6 ⅞% Note that evidences the same debt as the consenting Holder’s 6 ⅞% Note, even if notation of the consent is not made on any 6 ⅞% Note.  However, any such Holder of a 6 ⅞% Note or subsequent Holder of a 6 ⅞% Note may revoke the consent as to its 6 ⅞% Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may fix a record date for determining which Holders must consent to such amendment, supplement or waiver in accordance with Section 1.5 of this Indenture.

Section 9.5.                      Notation on or Exchange of 6 ⅞% Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any 6 ⅞% Note thereafter authenticated.  The Company in exchange for all 6 ⅞% Notes may issue and the Trustee shall, upon receipt of a Company Order, authenticate new 6 ⅞% Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new 6 ⅞% Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.6.                      Trustee to Sign Amendments.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article Nine if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it.  In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 6.1 of this Indenture) will be fully protected in relying upon, in addition to the documents required by Section 1.3 of this Indenture, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

SECTION 6.                           Amendments to Article Ten of the Original Indenture.

(a)           Section 10.1 of the Original Indenture is amended with respect to the 6 ⅞% Notes by adding the following paragraphs thereto:

Principal, premium, if any, and interest shall be considered paid on the date due if by 11:00 a.m., New York City time, on such date the Trustee or the Paying Agent holds in accordance with this Indenture Dollars, in immediately available funds, sufficient to pay all principal, premium, if any, and interest then due.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate specified therefor in the 6 ⅞% Notes, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest from time to time on demand at the same rate to the extent lawful.

(b)           The second paragraph of Section 10.3 of the Original Indenture is amended with respect to the 6 ⅞% Notes by inserting the words “11:00 a.m., New York City time, on” immediately before the words “each due date” appearing in the second line of such paragraph.

(c)           Article Ten of the Original Indenture is amended with respect to the 6 ⅞% Notes by adding Sections 10.8 through 10.20, inclusive, as follows:

Section 10.8.  Payments for Consent.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of 6 ⅞% Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the 6 ⅞% Notes unless such consideration is offered to be paid and is paid to all Holders of the 6 ⅞% Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 10.9.  Commission Reports; Default Notices.

(a)           Whether or not required by the rules and regulations of the SEC, so long as any 6 7/8% Notes are outstanding, the Company shall furnish to the Holders of 6 ⅞% Notes or cause the Trustee to furnish to the Holders of 6 ⅞% Notes, within the time periods specified in the SEC’s rules and regulations:

(1)           all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2)           all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports.  Each annual report on Form 10-K shall include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants.  In addition, the Company shall file a copy of each of the reports referred to in clauses (1) and (2) of this Section 10.9(a) with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and shall post the reports on its website within those time periods.

(b)           If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company shall nevertheless continue filing the reports specified in the preceding paragraph with the SEC within the time periods specified above unless the SEC will not accept such a filing.  The Company shall not take any action for the purpose of causing the SEC not to accept any such filings.  If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company shall post the reports referred to in Section 10.9(a) on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

(c)           In addition, the Company and the Guarantors agree that, for so long as any 6 ⅞% Notes remain outstanding, at any time they are not required to file the reports required by this Section 10.9 with the SEC, the Company and the Guarantors shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d)           So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to this Section 10.9 shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article Eight or Article Ten hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(e)           So long as any of the 6 ⅞% Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any officer of the Company becoming aware of any Default or Event of Default with respect to the 6 ⅞% Notes, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

(f)           The availability of the foregoing reports on the SEC’s EDGAR service (or successor thereto) shall be deemed to satisfy the Company’s delivery obligations to the Trustee and the Holders.

(g)           Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 10.10.  Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur” or an “incurrence”) any Indebtedness, and the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any Disqualified Stock; provided, however, that the Company or any Guarantor may incur Indebtedness or issue Disqualified Stock, if the Consolidated Interest Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness or Disqualified Stock had been incurred or issued at the beginning of such four-quarter period.

(b)           Notwithstanding the foregoing, the provisions of Section 10.10(a) hereof will not prohibit the incurrence of any Permitted Indebtedness.

(c)           The Company shall not incur any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Company, unless such Indebtedness is also contractually subordinated in right of payment to the 6 ⅞% Notes on substantially identical terms; provided, however, that solely for the avoidance of doubt and without any other implication, no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

(d)           For purposes of determining compliance with this Section 10.10, in the event that an item of proposed Indebtedness or Disqualified Stock meets the criteria of more than one of the categories contained in clauses (1) through (15) of the definition of Permitted Indebtedness, or is entitled to be incurred pursuant to Section 10.10(a) hereof, the Company will be permitted to classify such item of Indebtedness or Disqualified Stock on the date of its incurrence or issuance, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock, in any manner that complies with this Section 10.10.  The accrual of interest, the accumulation of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 10.10; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense as accrued.  Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 10.10 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)           the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)           in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)           the fair market value of such asset at the date of determination; and

(B)           the amount of the Indebtedness of the other Person; and

(3)           the principal amount of the Indebtedness, in the case of any other Indebtedness.

Section 10.11. Restricted Payments.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including any such payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

(2)           purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

(3)           make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Indebtedness (other than intercompany Indebtedness between or among the Company and its Restricted Subsidiaries), except a payment of interest or principal at Stated Maturity (or within one year thereof); or

(4)           make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)           no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;

(2)           the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in Section 10.10(a) hereof; and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (the amount expended for such purposes, if other than cash, being the fair market value on the date of transfer or issue), is less than the sum of the following amounts, without duplication:

(A)           50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from October 1, 2010 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B)           100% of (x) the aggregate net cash proceeds and the fair market value of any non-cash proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), (y) the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange after the Issue Date of any such Indebtedness into or for Equity Interests of the Company (other than Disqualified Stock), and (z) the aggregate net cash proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (x) or (y) above; plus

(C)           to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or Cash Equivalents, or otherwise is liquidated or repaid for cash or Cash Equivalents, an amount equal to such cash or Cash Equivalents (less the cost of disposition, if any); plus

(D)           the amount equal to the net reduction in Investments in Unrestricted Subsidiaries after the Issue Date resulting from (A) payments of dividends or interest or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, (B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or (C) the receipt of proceeds by the Company or any Restricted Subsidiary from the sale or other disposition of any portion of any Investment in an Unrestricted Subsidiary’ plus

(E)           $284.4 million.

(b)           The provisions of Section 4.07(a) hereof will not prohibit:

(1)           the payment of any dividend within 60 days after the date of declaration thereof if at said date of declaration such payment would have complied with the provisions of this Indenture;

(2)           the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution (other than by a Subsidiary of the Company) of capital to the Company in respect of its Equity Interests (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(B) of Section 4.07(a) hereof;

(3)           the defeasance, redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4)           the payment of any dividend or distribution by a Restricted Subsidiary of the Company to (i) the holders of its common Equity Interests on a pro rata basis or (ii) the Company or a Subsidiary of the Company;

(5)           so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any future, present or former employee or director (or any of their respective heirs or estates or permitted transferees) of the Company or any of the Company's Restricted Subsidiaries pursuant to any agreements (including employment agreements) or management equity plan or stock option plan or any other management or employee benefit plan or agreement (including any management equity subscription agreement, stock option agreement or similar written arrangement) approved by the Board of Directors; provided, that the aggregate Restricted Payments made under this clause (e) do not exceed in any calendar year $5.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $10.0 million in any calendar year);

(6)           repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of the Company deemed to occur upon exercise or exchange of warrants, options or rights to acquire Equity Interests if such Equity Interests represent a portion of the exercise or exchange price of such warrants, options or rights, and any repurchases, redemptions or other acquisitions or retirements for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Equity Interests;

(7)           payments or distributions to dissenting shareholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with the provisions of Section 8.1 hereof;

(8)           cash payments in lieu of the issuance of fractional shares;

(9)           the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company, or any class or series of preferred stock of a Restricted Subsidiary of the Company, in each case issued after the Issue Date in accordance with the Consolidated Interest Coverage Ratio test described in Section 10.10(a) hereof and

(10)           other Restricted Payments not to exceed $30.0 million in the aggregate in any calendar year.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) of Section 10.11(a), amounts expended pursuant to clauses (2), (3), (4), (6), (7), (8) and (9) of this Section 10.11(b) shall be excluded from the calculation, and amounts expended pursuant to clauses (1) and (5) of this Section 10.10(b) shall be included in the calculation.

(c)           The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (1) the net book value of such Investments at the time of such designation and (2) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time.

(d)           The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The fair market value of any non-cash Restricted Payment shall be determined in the manner contemplated by the definition of the term “fair market value.”

Section 10.12.  Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1)           pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock;

(2)            make loans or advances, or pay any Indebtedness owed, to the Company or any of its Restricted Subsidiaries; or

(3)           transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b)           The restrictions in Section 10.12(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1)           agreements or instruments governing Existing Indebtedness or Capital Stock as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the Issue Date;

(2)           this Indenture, the 6 ⅞% Notes and the Subsidiary Guarantees;

(3)           applicable law, rule, regulation or order;

(4)           any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(5)           any encumbrance or restriction consisting of customary non-assignment provisions (including provisions forbidding subletting) in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease, the property leased thereunder or the other interests therein;

(6)           purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 10.12(a) hereof;

(7)           customary provisions in bona fide contracts for the sale of property or assets;

(8)           any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(9)           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10)           any encumbrance or restriction contained in the terms of any Indebtedness or preferred stock, or any agreement pursuant to which such Indebtedness or preferred stock was incurred or issued, if such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the 6 ⅞% Notes, as determined in good faith by the Company’s Board of Directors, whose determination shall be conclusive;

(11)           Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness or preferred stock being refinanced; and

(12)           secured Indebtedness that limits the right of the debtor to dispose of the assets securing such Indebtedness and any encumbrance or restriction contained in related security agreements, mortgages or purchase money agreements.

Section 10.13.  Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist, any Lien (except Permitted Liens) on any asset owned on the Issue Date or acquired after the Issue Date, securing:

(1)           any Indebtedness of the Company or such Restricted Subsidiary (if it is not also a Guarantor), unless prior to, or contemporaneously therewith, the 6 ⅞% Notes are equally and ratably secured; or

(2)           any Indebtedness of any Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantee of such Guarantor is equally and ratably secured;

provided, however, that if such Indebtedness is expressly subordinated to the 6 ⅞% Notes or the Subsidiary Guarantees, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the 6 ⅞% Notes or the Subsidiary Guarantees, as the case may be, with the same relative priority as such Indebtedness has with respect to the 6 ⅞% Notes or the Subsidiary Guarantees.

Section 10.14.  Asset Sales.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (excluding an Event of Loss for this purpose) unless:

(1)           the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)           at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from the Asset Sale is in the form of (A) cash or Cash Equivalents or (B) properties and capital assets to be used by the Company or any Restricted Subsidiary in the Principal Business, or Capital Stock of a Person engaged in the Principal Business which becomes a Restricted Subsidiary of the Company, or any combination thereof (collectively, the “Cash Consideration”):

provided, however, that the amount of (a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the 6 ⅞% Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to (1) a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability or (2) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless the Company or such Restricted Subsidiary from and against any loss, liability or cost in respect of such assumed liability (provided, however, that such indemnifying party (or its long term debt securities) shall have an Investment Grade Rating (with no indication of a negative outlook or credit watch with negative implications, in any case, that contemplates such indemnifying party (or its long term debt securities) failing to have an Investment Grade Rating) at the time the indemnity is entered into) and (b) any non-Cash Consideration received by the Company or such Restricted Subsidiary from such transferee that is converted by the Company or such Restricted Subsidiary into cash within 90 days of the receipt thereof (to the extent of the cash received) shall be deemed to be cash for purposes of this Section 10.14(a).

(b)           Notwithstanding the foregoing, the 75% limitation referred to in Section 10.14(a) shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

(c)           Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply such an amount equal to those Net Proceeds, at its option, to:

(1)           prepay, repay, defease, redeem, purchase or otherwise retire any Secured Indebtedness, and, if the Secured Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)           make a capital expenditure; or

(3)           acquire assets used in the Principal Business or to acquire all or substantially all of the assets of, or any Capital Stock of, another Person engaged in the Principal Business.

Notwithstanding the foregoing, if within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) enters into a binding written agreement irrevocably committing the Company or such Restricted Subsidiary to an application of funds of the kind described in clause (2) or (3) of this Section 10.14(c), and as to which the only condition to closing is the receipt of required governmental approvals, the Company or such Restricted Subsidiary shall be deemed not to be in violation of this Section 10.14(c).  Any Net Proceeds that are applied pursuant to clause (2) or (3) of this Section 10.14(c) pursuant to any such binding agreement shall be deemed to have been applied for such purpose within such 365-day period so long as they are so applied within two years after the date of receipt of such Net Proceeds.

(d)           Pending the final application of any Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce outstanding revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.

(e)           An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in preceding paragraphs of this Section 4.10 will constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds $30.0 million, the Company shall make an Asset Sale Offer to all Holders of 6 ⅞% Notes and all holders of Pari Passu Indebtedness to purchase the maximum principal amount of 6 ⅞% Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds.  The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Indebtedness to be purchased plus accrued and unpaid interest to the date of purchase (subject to the rights of Holders on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the date of purchase), and will be payable in cash, in accordance with the procedures set forth in this Indenture, in the case of the 6 ⅞% Notes, or in the instruments governing the terms of the Pari Passu Indebtedness, in the case of such Pari Passu Indebtedness; provided, however, that, if the Company is required to apply such Excess Proceeds to repurchase, or to offer to repurchase, any Pari Passu Indebtedness, the Company shall only be required to offer to repurchase the maximum principal amount of 6 ⅞% Notes that may be purchased out of the amount of such Excess Proceeds multiplied by a fraction, the numerator of which is the aggregate principal amount of 6 ⅞% Notes outstanding and the denominator of which is the aggregate principal amount of 6 ⅞% Notes outstanding plus the aggregate principal amount of such Pari Passu Indebtedness outstanding. To the extent that the aggregate principal amount of 6 ⅞% Notes tendered pursuant to an Asset Sale Offer is less than the amount that the Company is required to repurchase, the Company may use the difference between such amounts for purposes not otherwise prohibited by this Indenture.  If the aggregate principal amount of 6 ⅞% Notes surrendered by Holders thereof exceeds the amount that the Company is required by this Section 10.14 to repurchase, the Trustee shall select the 6 ⅞% Notes to be purchased on a pro rata basis.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(f)           Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of Sections 8.1 and/or 10.16 and not by this Section 10.14.

(g)           The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with each repurchase of 6 ⅞% Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 10.14 (or compliance with the provisions of this Section 10.14 would constitute a violation of any such laws or regulations), the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 10.14 by virtue of such compliance.

(h)           In the event that, pursuant to the preceding provisions of this Section 10.14, the Company is required to commence an offer to all Holders to purchase 6 ⅞% Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

(i)           The Asset Sale Offer shall be made to all Holders and all holders of Pari Passu Indebtedness containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets.  The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of 6 ⅞% Notes and such other Pari Passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all 6 ⅞% Notes and other Indebtedness tendered in response to the Asset Sale Offer.  Payment for any 6 ⅞% Notes so purchased will be made in the same manner as interest payments are made.

(j)           Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee.  The notice will contain all instructions and materials necessary to enable such Holders to tender 6 ⅞% Notes pursuant to the Asset Sale Offer.  The notice, which will govern the terms of the Asset Sale Offer, will state:

(1)           that the Asset Sale Offer is being made pursuant to this Section 10.14 and the length of time the Asset Sale Offer will remain open;

(2)           the Offer Amount, the purchase price and the Purchase Date;

(3)           that any 6 ⅞% Note not tendered or accepted for payment will continue to accrue interest;

(4)           that, unless the Company defaults in making such payment, any 6 ⅞% Note or portion thereof accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5)           that Holders electing to have a 6 ⅞% Note purchased pursuant to an Asset Sale Offer may elect to have 6 ⅞% Notes purchased in integral multiples of $1,000 only;

(6)           that Holders electing to have 6 ⅞% Notes purchased pursuant to any Asset Sale Offer will be required to surrender the 6 ⅞% Note, with the form entitled “Option of Holder to Elect Purchase” attached to the 6 ⅞% Notes completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7)           that Holders will be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the 6 ⅞% Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such 6 7/8% Note purchased;

(8)           that, if the aggregate principal amount of 6 ⅞% Notes and any Pari Passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Company will select the 6 7/8% Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of 6 ⅞% Notes and such Pari Passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only 6 ⅞% Notes in denominations of $1,000, or integral multiples thereof, will be purchased); and

(9)           that Holders whose 6 ⅞% Notes were purchased only in part will be issued new 6 ⅞% Notes equal in principal amount to the unpurchased portion of the 6 ⅞% Notes surrendered (or transferred by book-entry transfer).

(k)           No later than 11:00 a.m., New York City time, on the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of 6 ⅞% Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all 6 ⅞% Notes tendered, and will deliver or cause to be delivered to the Trustee the 6 ⅞% Notes properly accepted together with an Officers’ Certificate stating that such 6 ⅞% Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 10.14.  The Company, the depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the 6 ⅞% Notes tendered by such Holder and accepted by the Company for purchase, and the Company, will promptly issue a new 6 ⅞% Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new 6 ⅞% Note to such Holder, in a principal amount equal to any unpurchased portion of the 6 ⅞% Note surrendered.  Any 6 ⅞% Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Section 10.15.  Transactions with Affiliates.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing an “Affiliate Transaction”), unless:

(1)           such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to the Company or such Restricted Subsidiary; and

(2)           the Company delivers to the Trustee:

(A)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(B)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, an opinion as to the fairness to the Company or the relevant Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm that is, in the judgment of the Board of Directors, qualified to render such opinion and is independent with respect to the Company.

(b)           Notwithstanding the preceding, the following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 10.15(a) hereof:

(1)           reasonable fees and compensation paid to or for the benefit of any employee, officer or director of the Company or any of its Subsidiaries, and any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Subsidiaries existing on the Issue Date, or entered into thereafter in the ordinary course of business, and any indemnities or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements;

(2)           transactions between or among the Company and its Restricted Subsidiaries;

(3)           transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)           any Permitted Investments and any Restricted Payments that do not violate the provisions of Section 10.11 of this Indenture;

(5)           any issuance of Equity Interests (other than Disqualified Stock) of the Company to, or receipt of any capital contribution from, any Affiliate of the Company;

(6)           the payment of reasonable directors’ fees to directors of the Company or any of its Subsidiaries;

(7)           any contracts, agreements or understandings existing as of the Issue Date and any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto or any replacement agreement thereof so long as any such amendment or replacement agreement is not more disadvantageous to the Holders of the 6 ⅞% Notes in any material respect than the original agreement as in effect on the Issue Date); and

(8)           transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including pursuant to joint venture agreements) and otherwise in compliance with the terms of this Indenture and which comply with the terms of clause (2) of Section 10.15(a).

Section 10.16.  Offer to Repurchase Upon Change of Control.

(a)           Upon the occurrence of a Change of Control, Holders of 6 ⅞% Notes will have the right to require the Company to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s 6 ⅞% Notes at a purchase price in cash equal to 101% of the aggregate principal amount of 6 ⅞% Notes repurchased plus accrued and unpaid interest on the 6 ⅞% Notes repurchased to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to such date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1)           that the Change of Control Offer is being made pursuant to this Section 10.16 and that all 6 ⅞% Notes tendered will be accepted for payment;

(2)           the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)           that any 6 ⅞% Note not tendered will continue to accrue interest;

(4)           that, unless the Company defaults in the payment of the Change of Control Payment, all 6 ⅞% Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)           that Holders electing to have any 6 ⅞% Notes purchased pursuant to a Change of Control Offer will be required to surrender the 6 ⅞% Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the 6 ⅞% Notes completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)           that Holders will be entitled to withdraw their election if the Company, the depositary or Paying Agent, as the case may be, receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of 6 ⅞% Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the 6 ⅞% Notes purchased; and

(7)           that Holders whose 6 ⅞% Notes are being purchased only in part will be issued new 6 ⅞% Notes equal in principal amount to the unpurchased portion of the 6 ⅞% Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 6 ⅞% Notes as a result of a Change of Control.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 10.16 (or compliance with this Section 10.16 would constitute a violation of any such laws or regulations), the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 10.16 by virtue of such compliance.

(b)           No later than 11:00 a.m., New York City time, on the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all 6 ⅞% Notes or portions of 6 ⅞% Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the depositary or Paying Agent, as the case may be, an amount equal to the Change of Control Payment in respect of all 6 ⅞% Notes or portions of 6 ⅞% Notes properly tendered and not properly withdrawn; and

(3) deliver or cause to be delivered to the Trustee the 6 ⅞% Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of 6 ⅞% Notes or portions of 6 ⅞% Notes being purchased by the Company.

The Company, the depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Change of Control Payment Date) mail or deliver to each Holder of 6 ⅞% Notes properly tendered and accepted by the Company for purchase the Change of Control Payment for such 6 ⅞% Notes, and the Company will promptly issue, and the Trustee, upon written request from the Company, will promptly authenticate and mail or deliver (or cause to be transferred by book entry) to each Holder a new 6 ⅞% Note equal in principal amount to any unpurchased portion of the 6 ⅞% Notes surrendered; provided that each new 6 ⅞% Note will be in a principal amount of $1,000 or an integral multiple of $1,000.  The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)           Notwithstanding anything to the contrary in this Section 10.16, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 10.16 of this Indenture and purchases all 6 ⅞% Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 11.4 of this Indenture, unless and until there is a default in payment of the applicable Redemption Price.

(d)           Prior to complying with any of the provisions of this Section 10.16, but in any event no later than the Change of Control Purchase Date, the Company (or any Guarantor) must either repay all of its other outstanding senior Indebtedness or obtain the requisite consents, if any, under all agreements governing such senior Indebtedness to the extent necessary to permit the repurchase of 6 ⅞% Notes required by this Section 10.16.

Section 10.17.  Additional Guarantors.

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the Issue Date, then the Company shall cause that newly acquired or created Domestic Restricted Subsidiary to become a Guarantor by executing a supplemental indenture in substantially the form of Exhibit B to the First Supplemental Indenture and delivering an Opinion of Counsel satisfactory to the Trustee within ten Business Days of the date on which it was acquired or created to the effect that such supplemental indenture has been duly authorized, executed and delivered by that Domestic Restricted Subsidiary and constitutes a valid and binding agreement of that Domestic Restricted Subsidiary, enforceable in accordance with its terms (subject to customary exceptions); provided that any Domestic Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Section 10.18.  Sale-and-Leaseback Transactions.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale-and-leaseback transaction; provided, however, that the Company or any Restricted Subsidiary, as applicable, may enter into a sale-and-leaseback transaction if:

(1)           the Company or such Restricted Subsidiary could have

(a)      incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale-and-leaseback transaction pursuant to the Consolidated Interest Coverage Ratio test set forth in Section 10.10(a) of this Indenture and

(b)      incurred a Lien to secure such Indebtedness pursuant to Section 10.13 of this Indenture;

(2)           the gross cash proceeds of such sale-and-leaseback transaction are at least equal to the fair market value of the property that is the subject of such sale-and-leaseback transaction; and

(3)           the disposition of assets in such sale-and-leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 10.14 of this Indenture.

Section 10.19.  Line of Business.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business or activity other than the Principal Business, except to the extent as would not be material to the Company and its Subsidiaries considered as one enterprise.

Section 10.20.  Covenant Suspension.

During any period beginning on a date when the 6 ⅞% Notes have an Investment Grade Rating and no Default has occurred and is continuing and continuing until the next subsequent Reinstatement Date (as defined in Section 10.20(b)), then upon delivery by the Company to the Trustee of an Officers’ Certificate to the foregoing effect, the Company and the Restricted Subsidiaries will not be subject to Sections 10.10, 10.11, 10.12, 10.14, 10.15, 10.16, 10.18 and 8.01(a)(4) (collectively, the “Suspended Covenants”); provided that if the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding portion of this sentence and, at any subsequent date the Notes do not have an Investment Grade Rating, then the Company and its Restricted Subsidiaries will on such date immediately become again subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth in the Indenture (each such date of reinstatement being referred to as a “Reinstatement Date”). During any period that the Suspended Covenants have been suspended pursuant to the preceding sentence, the Board of Directors may not designate any of the Restricted Subsidiaries of the Company as Unrestricted Subsidiaries pursuant the definition of “Unrestricted Subsidiary.” Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the covenant in Section 10.11 as though such covenant had been in effect during the entire period of time from which the Notes are issued; provided, however, no actions taken by the Company or any Restricted Subsidiary during such period will constitute a Default or Event of Default..

SECTION 7.                           Amendments to Article Eleven of the Original Indenture.

(a)           The first paragraph of Section 11.3 of the Original Indenture is amended with respect to the 6 ⅞% Notes in its entirety to read as follows:

If less than all of the 6 ⅞% Notes are to be redeemed at any time, the particular 6 ⅞% Notes to be redeemed shall be selected not more than 45 days prior to the Redemption Date by the Trustee, form the Outstanding Securities of such series not previously called for redemption, (a) in compliance with the requirements of the principal national securities exchange on which the 6 ⅞% Notes are listed, if the 6 ⅞% Notes are listed on any national securities exchange, or (b) if the 6 ⅞% Notes are not listed on any national securities exchange, on a pro rata basis or on as nearly a pro rata basis as is practicable, subject to the applicable procedures of the Depository, unless such method is otherwise prohibited.  No 6 ⅞% Notes of $1,000 or less principal amount will be redeemed in part.

(b)           Section 11.4 of the Original Indenture is amended with respect to the 6 ⅞% Notes to add the following sentence thereto:

Notices of redemption may not be conditional.

(c)           Section 11.5 of the Original Indenture is amended with respect to the 6 ⅞% Notes in its entirety to read as follows:

By 11:00 a.m., New York City time, on the Redemption Date for any 6 ⅞% Notes, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 10.3) an amount of money, in immediately available funds, sufficient to pay the Redemption Price of and accrued interest on (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date that is on or prior to the Redemption Date) such Securities or any portions thereof that are to be redeemed on that date.

(d)           Article Eleven of the Original Indenture is amended with respect to the 6 ⅞% Notes by adding Sections 11.8 and 11.9 as follows:

Section 11.8.  Optional Redemption.

(a)           At any time prior to November 15, 2013, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of 6 ⅞% Notes originally issued under this Indenture at a Redemption Price of 106.875% of the principal amount thereof, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders on the relevant record date to receive interest on an Interest Payment Date that is on or prior to the Redemption Date), with the net cash proceeds of one or more Equity Offerings, provided that:

(1)           at least 65% of the aggregate principal amount of 6 ⅞% Notes originally issued under this Indenture remains outstanding immediately after the occurrence of such redemption (excluding 6 ⅞% Notes held by the Company or its Affiliates); and

(2)           the redemption occurs within 120 days of the date of the closing of each such Equity Offering.

(b)           On or after November 15, 2014, the Company may redeem all or part of the 6 ⅞% Notes at the following Redemption Prices (expressed as percentages of the principal amount), plus accrued and unpaid interest to the applicable Redemption Date (subject to the rights of Holders on the relevant record date to receive interest on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the twelve-month period beginning on November 15 of the year indicated below:

Year	Percentage
2014	103.4375%
2015	101.7188%
2016 and thereafter	100.0000%

(c)           At any time prior to November 15, 2014, the Company may redeem the 6 ⅞% Notes, in whole or in part, at the Make-Whole Price, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders on the relevant record date to receive interest on an Interest Payment Date that is on or prior to the Redemption Date).  In connection with any redemption under this clause (c), the Company shall provide a calculation of the applicable Make-Whole Amount to the Trustee.

(d)           Any redemption pursuant to this Section 11.8 shall be made pursuant to the provisions of Sections 11.2 through 11.7 of the Indenture.

(e)           Except pursuant to the preceding paragraphs (a), (b) and (c) of this Section 11.8, the 6 ⅞% Notes will not be redeemable at the Company’s option prior to November 15, 2014.

Section 11.9.  No Mandatory Redemption or Sinking Fund.

There will be no mandatory redemption or sinking fund payments for the 6 ⅞% Notes.  Article Twelve of the Original Indenture shall not apply to the 6 ⅞% Notes.

SECTION 8.                           Amendments to Article Thirteen of the Original Indenture.

(a)           Section 13.2 of the Original Indenture is superseded with respect to the 6 ⅞% Notes by the following provisions:

ARTICLE THIRTEEN
DEFEASANCE

Section 13.1.                      Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 13.2 or 13.3 of this Indenture be applied to all outstanding 6 ⅞% Notes upon compliance with the conditions set forth below in this Article Thirteen.

Section 13.2.                      Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 13.1 of this Indenture of the option applicable to this Section 13.2, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 13.4 of this Indenture, be deemed to have been discharged from their obligations with respect to all Outstanding 6 ⅞% Notes (including the Subsidiary Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the Outstanding 6 ⅞% Notes (including the Subsidiary Guarantees), which will thereafter be deemed to be “Outstanding” only for the purposes of Section 13.5 of this Indenture and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such 6 ⅞% Notes, the Subsidiary Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)           the rights of Holders of Outstanding 6 ⅞% Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such 6 ⅞% Notes when such payments are due from the trust referred to in Section 13.4 of this Indenture;

(2)           the Company’s obligations with respect to such 6 ⅞% Notes under Sections 3.4, 3.5, 3.6, 10.2 and 10.3 of this Indenture;

(3)           the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)           this Article Thirteen.

Subject to compliance with this Article Thirteen, the Company may exercise its option under this Section 13.2 notwithstanding the prior exercise of its option under Section 13.3 of this Indenture.

Section 13.3.                      Covenant Defeasance.

Upon the Company’s exercise under Section 13.1 of this Indenture of the option applicable to this Section 13.3, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 13.4 of this Indenture, be released from, each of their obligations under the covenants contained in Sections 10.8 through 10.19, inclusive, of this Indenture and clause (4) of Section 8.1(a) of this Indenture with respect to the Outstanding 6 ⅞% Notes on and after the date the conditions set forth in Section 13.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the 6 ⅞% Notes will thereafter be deemed not “Outstanding” for the purposes of any direction, waiver, consent or declaration or other Act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “Outstanding” for all other purposes hereunder (it being understood that such 6 ⅞% Notes will not be deemed Outstanding for accounting purposes to the extent permitted by GAAP).  For this purpose, Covenant Defeasance means that, with respect to the Outstanding 6 ⅞% Notes and Subsidiary Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default with respect to the 6 ⅞% Notes under Section 5.1 of this Indenture, but, except as specified above, the remainder of this Indenture and such 6 ⅞% Notes and Subsidiary Guarantees will be unaffected thereby.  In addition, upon the Company’s exercise under Section 13.1 of this Indenture of the option applicable to this Section 13.3, subject to the satisfaction of the conditions set forth in Section 13.4 of this Indenture, Sections 5.1(3) through 5.1(6), inclusive, of this Indenture and, only with respect to Subsidiaries of the Company, Sections 5.1(8) and 5.1(9), will not constitute Events of Default with respect to the 6 ⅞% Notes.

Section 13.4.                      Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 13.2 or 13.3 of this Indenture:

(1)           the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the 6 ⅞% Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the Outstanding 6 ⅞% Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Company must specify whether the 6 ⅞% Notes are being defeased to such stated date for payment or to a particular Redemption Date;

(2)           in the case of an election under Section 13.2 of this Indenture, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(A)           the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B)           since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall Confirm that, the Holders of the Outstanding 6 ⅞% Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)           in the case of an election under Section 13.3 of this Indenture, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the Outstanding 6 ⅞% Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)           no Default or Event of Default with respect to the 6 ⅞% Notes shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)           such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)           the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of 6 ⅞% Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others;

(7)           the Company must deliver to the Trustee an Officer’s Certificate, stating that all conditions precedent set forth in clauses (1) through (6) of this Section 13.4 have been complied with; and

(8)           the Company must deliver to the Trustee an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this Section 13.4 have been complied with; provided that the Opinion of Counsel with respect to clause (5) of this Section 13.4 may be to the knowledge of such counsel.

Section 13.5.	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

(a)           Subject to Section 13.6 of this Indenture, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 13.5, the “Trustee”) pursuant to Section 13.4 of this Indenture in respect of the Outstanding 6 ⅞% Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such 6 ⅞% Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent), to the Holders of such 6 ⅞% Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

(b)           The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 13.4 of this Indenture or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Outstanding 6 ⅞% Notes.

Section 13.6.                      Repayment to Company.

(a)           Notwithstanding anything in this Article Thirteen to the contrary, the Trustee and any Paying Agent will deliver or pay to the Company from time to time upon Company Request any money or Government Securities held by them as provided in Section 13.4 of this Indenture which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 13.4(1) of this Indenture), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

(b)           The provisions of the last paragraph of Section 10.3 shall apply to any money held by the Trustee or any Paying Agent under this Article Thirteen that remains unclaimed for one year after the Maturity of the 6 ⅞% Notes.

Section 13.7.                      Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 13.2 or 13.3 of this Indenture, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the 6 ⅞% Notes and the Subsidiary Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 13.2 or 13.3 of this Indenture until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 13.2 or 13.3 of this Indenture, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any 6 ⅞% Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such 6 ⅞% Notes to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 9.                           Amendments to Article Fourteen of the Original Indenture.

(a)           Article Fourteen of the Original Indenture is superseded with respect to the 6 ⅞% Notes by the following provisions:

ARTICLE FOURTEEN
SUBSIDIARY GUARANTEES

Section 14.1.  Subsidiary Guarantees.

(a)           Subject to this Article Fourteen, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a 6 ⅞% Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the 6 ⅞% Notes or the obligations of the Company hereunder or thereunder, that:

(1)           the principal of, premium, if any, and interest on, the 6 ⅞% Notes will be promptly paid in full when due, whether at final maturity, by acceleration, redemption or otherwise, and interest on any overdue principal of, premium, if any, and interest on the 6 ⅞% Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)           in case of any extension of time of payment or renewal of any 6 ⅞% Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at final maturity, by acceleration, redemption or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)           The Guarantors hereby agree that their obligations hereunder are, to the extent permitted by applicable law, unconditional, irrespective of the validity, regularity or enforceability of the 6 ⅞% Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the 6 ⅞% Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  To the extent permitted by applicable law, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in the 6 ⅞% Notes and this Indenture.

(c)           If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)           Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, to the extent permitted by applicable law, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the Maturity of the obligations guaranteed hereby may be accelerated as provided in Article Five of this Indenture for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article Five of this Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee.

Section 14.2.  Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of 6 ⅞% Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article Fourteen, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

Section 14.3.  Execution and Delivery of Subsidiary Guarantee Notation.

To evidence its Subsidiary Guarantee set forth in Section 14.1 of this Indenture, each Guarantor hereby agrees that a notation of such Subsidiary Guarantee substantially in the form set forth in Exhibit A to the First Supplemental Indenture will be endorsed by an officer of such Guarantor on each 6 ⅞% Note authenticated and delivered by the Trustee.

Each Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 14.1 of this Indenture will remain in full force and effect notwithstanding any failure to endorse on each 6 ⅞% Note a notation of such Subsidiary Guarantee.

If an officer of a Guarantor whose signature is on a notation of the Subsidiary Guarantee of such Guarantor no longer holds that office at the time the Trustee authenticates the 6 7/8% Note on which such notation is endorsed, the Subsidiary Guarantee will be valid nevertheless.

The delivery of any 6 ⅞% Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 14.4.  Guarantors May Consolidate, etc., on Certain Terms.

Subject to the provisions of Section 14.5 of this Indenture, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the Company or a Restricted Subsidiary of the Company), whether or not affiliated with such Guarantor, unless:

(1)           immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)           either:

(a)           the Person acquiring the assets in any such sale or disposition, or the Person formed by or surviving any such consolidation or merger, assumes all of the obligations of that Guarantor under this Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee, in which case such successor Person will succeed to and be substituted for that Guarantor with the same effect as if it had been named herein as a Guarantor and the Subsidiary Guarantee of that Guarantor will be released as contemplated by Section 14.5 hereof; or

(b)           the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including Section 10.14 of this Indenture.

Section 14.5.  Releases.

(a)           In the event of any sale or other disposition, including by way of merger, consolidation or otherwise, of all or substantially all of the assets or all of the Capital Stock of any Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and this Indenture, if: (1) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including Section 10.14, and (2) upon such release, the obligations of such Guarantor in respect of any and all other guarantees of Indebtedness of the Company or a Guarantor are similarly released.

(b)           Upon designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture, such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and this Indenture.

(c)           Upon Legal Defeasance in accordance with Article Thirteen of this Indenture or satisfaction and discharge of this Indenture in accordance with Article Four of this Indenture, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and this Indenture.

Upon request by the Company, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee and this Indenture.

Section 14.6.  Successors and Assigns.

This Article Fourteen shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the 6 ⅞% Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 14.7.  Contribution.

Each Guarantor that makes a payment under its Subsidiary Guarantee shall be entitled upon payment in full of all guaranteed obligations to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective Adjusted Net Assets of all the Guarantors at the time of such payment.

SECTION 10.                           Governing Law.

This First Supplemental Indenture and the 6 ⅞% Notes shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 11.                           Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

SECTION 12.                           Supplemental Indenture Controls.

In the event there is any conflict or inconsistency between the Original Indenture and this First Supplemental Indenture, the provisions of this First Supplemental Indenture shall control.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

FRONTIER OIL CORPORATION

By:	/s/ Doug S. Aron
Doug S. Aron
Executive Vice President and
Chief Financial Officer

GUARANTORS:

FRONTIER HOLDINGS INC.
FRONTIER REFINING & MARKETING INC.
FRONTIER REFINING INC.
FRONTIER OIL AND REFINING COMPANY
ETHANOL MANAGEMENT CORPORATION
FRONTIER PIPELINE INC.
FRONTIER EL DORADO REFINING COMPANY

By:	/s/ Doug S. Aron
Doug S. Aron
Executive Vice President and
Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Patrick Giordano
Patrick Giordano
Vice President

Exhibit A

FORM OF 6 ⅞% NOTE

[FORM OF THE FACE OF 6 ⅞% NOTE]

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation, (“DTC”), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

FRONTIER OIL CORPORATION

6 ⅞% Senior Note due 2018

REGISTERED CUSIP No. 351914PAK1

No. ___ $___________

Frontier Oil Corporation, a Wyoming corporation (the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to ________________, or its registered assigns, the principal sum of ___________ Dollars ($________________) on November 15, 2018 [or such greater or lesser principal sum as may be indicated on the attached schedule]*.

Interest Payment Dates:  May 15 and November 15, commencing May 15, 2011.

Regular Record Dates:  May 1 and November 1.

Reference is hereby made to the further provisions of this 6 ⅞% Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this 6 ⅞% Note to be signed manually or by facsimile by one of its duly authorized officers.

FRONTIER OIL CORPORATION

By:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
      Authorized Officer

Date:

* To be included only in a Global Security.

[FORM OF THE REVERSE OF 6 ⅞% NOTE]

FRONTIER OIL CORPORATION

6 ⅞% Senior Note due 2018

1.	Indenture; Limitations.

The Company issued the 6 ⅞% Notes as a series of Securities under the Indenture dated as of November 22, 2010 (the “Original Indenture”), as supplemented and amended by the First Supplemental Indenture dated as of November 22, 2010 (the Original Indenture as so supplemented and amended being hereinafter referred to as the “Indenture”), among the Company, the Guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the 6 ⅞% Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The 6 ⅞% Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this 6 ⅞% Note and the terms of the Indenture, the terms of the Indenture shall control.

The 6 ⅞% Notes are senior obligations of the Company and the aggregate principal amount of the 6 ⅞% Notes which may be issued, executed, authenticated, delivered and outstanding is unlimited (subject to the terms of the Indenture). The Company may, subject to Section 10.10 of the Indenture, issue Additional 6 ⅞% Notes under the Indenture. This 6 ⅞% Note is one of the Original 6 ⅞% Notes referred to in the Indenture issued in an aggregate principal amount of $150,000,000. The Additional 6 ⅞% Notes and the Original 6 ⅞% Notes, shall be treated as a single class of Securities under the Indenture.

2.	Principal and Interest.

The Company will pay the principal of this 6 ⅞% Note on November 15, 2018.

The Company promises to pay interest on the principal amount of this 6 ⅞% Note on each May 15 and November 15 (each an “Interest Payment Date”), as set forth below, at the rate per annum shown above.  The first Interest Payment Date will be May 15, 2011.

Interest will be payable semiannually in arrears (to the holders of record of the 6 ⅞% Notes at the close of business on the May 1 or November 1 immediately preceding the Interest Payment Date) on each Interest Payment Date.

Interest on the 6 ⅞% Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 22, 2010, provided that, if there is no existing Default in the payment of interest and this 6 ⅞% Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal or premium, if any, from time to time on demand at the rate borne by the 6 ⅞% Notes plus 0.75% per annum, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, to the extent lawful, from time to time on demand, at the rate borne by the 6 ⅞% Notes plus 0.75% per annum.

3.	Method of Payment.

The Company will pay interest (except Defaulted Interest) on the principal amount of the 6 ⅞% Notes as provided above on each Interest Payment Date to the Persons who are Holders (as reflected in the Security Register at the close of business on the May 1 or November 1 immediately preceding the relevant Interest Payment Date), in each case, even if the 6 ⅞% Note is canceled on registration of transfer, registration of exchange, redemption or repurchase after such record date and on or before the Interest Payment Date, provided that, with respect to the payment of principal, the Company will make payment to the Holder that surrenders this 6 ⅞% Note to a Paying Agent on or after its Maturity.

The Company will pay all principal, premium, if any, and interest due on the 6 ⅞% Notes in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. With respect to 6 ⅞% Notes represented by a Definitive Security, it may mail an interest check to the Holder’s registered address (as reflected in the Security Register); provided that payment by wire transfer of immediately available funds will be available to the Holder of any Definitive Securities in the aggregate principal amount of $1.0 million or more, upon request and upon providing wire transfer instructions to the Company or the Paying Agent. All payments in respect of 6 ⅞% Notes represented by a Global Security will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. If a payment date is a date other than a Business Day at a Place of Payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

4.	Paying Agent and Security Registrar.

Initially, the Trustee will act as Security Registrar in relation to the 6 ⅞% Notes at its Corporate Trust Office in Dallas, Texas and as Paying Agent at its corporate trust office in The City and State of New York, which on the Issue Date is located at 45 Broadway, 14th Floor, New York, New York  10006-3007. The Company may change any Paying Agent or Security Registrar without notice to any Holder.

5.	Optional Redemption.

The 6 ⅞% Notes are subject to optional redemption, either as a whole or in part, at the times, under the circumstances, upon the giving of prior notices to Holders and at the Redemption Prices set forth in Article Eleven of the Indenture.

6.	Repurchase Upon a Change of Control.

Upon the occurrence of a Change of Control, each Holder of 6 ⅞% Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 in principal amount or an integral multiple thereof) of such Holder’s 6 ⅞% Notes pursuant to the Change of Control Offer as provided in, and subject to the terms of, Section 10.16 of the Indenture at a purchase price in cash equal to 101% of the aggregate principal amount of the 6 ⅞% Notes repurchased, plus accrued and unpaid interest to the date of purchase (subject to the rights of Holders on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to such date of purchase).

7.	Denominations; Transfer; Exchange.

The 6 ⅞% Notes are in registered form without coupons in denominations of $1,000 of principal amount and multiples of $1,000 in excess thereof. A Holder may register the transfer of or exchange 6 ⅞% Notes in accordance with the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charges imposed on the transaction.  The Security Registrar need not register the transfer of or exchange any 6 ⅞% Notes selected for redemption (except in the case of a 6 7/8% Note redeemed in part, the portion of the 6 ⅞% Note not to be redeemed). Also, it need not register the transfer of or exchange any 6 ⅞% Notes for a period of 15 days before the day of the mailing of a notice of redemption of 6 ⅞% Notes selected for redemption and ending on the day of such mailing.

8.	Persons Deemed Owners.

A Holder shall be treated as the owner of a 6 ⅞% Note for all purposes.

9.	Unclaimed Money.

If money for the payment of principal, premium, if any, or interest remains unclaimed for one year, the Trustee and any Paying Agent will pay the money back to the Company at its written request, unless any applicable escheat or abandoned property law provides otherwise. After that, Holders entitled to the money must look to the Company for payment, and all liability of the Trustee and any Paying Agent with respect to such money shall cease.

10.	Discharge Prior to Redemption or Final Maturity.

Subject to certain conditions, if the Company deposits with the Trustee money or Government Securities sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the 6 ⅞% Notes to redemption or final maturity, as applicable, the Company and the Guarantors may terminate some of or all of their respective obligations under the Indenture and the 6 ⅞% Notes, all as provided in Articles Four and Thirteen of the Indenture.

11.	Amendment; Supplement; Waiver.

Subject to certain exceptions set forth in Section 9.2 of the Indenture, the Indenture, the 6 ⅞% Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the 6 ⅞% Notes then Outstanding, and any existing Default or Event of Default or compliance with any provision thereof may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the 6 ⅞% Notes then Outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture as it relates to the 6 ⅞% Notes, the 6 ⅞% Notes or the Subsidiary Guarantees to, among other things, cure any ambiguity, defect or inconsistency and make any other change that does not adversely affect the legal rights thereunder of any Holder.

12.	Restrictive Covenants.

The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional Indebtedness or issue Disqualified Stock, make Restricted Payments, use the proceeds from Asset Sales, create or suffer to exist restrictions on the ability of Restricted Subsidiaries to make certain payments to the Company or its Restricted Subsidiaries, engage in transactions with Affiliates or enter into sale-and-leaseback transactions, suffer to exist or incur Liens to secure Indebtedness, enter new lines of business or merge, consolidate or dispose of all or substantially all of their properties or assets. The Company is also required to cause each of its Domestic Restricted Subsidiaries (other than Immaterial Subsidiaries) to guarantee payment of the 6 ⅞% Notes on the terms provided in Article Fourteen of the Indenture.  Within 150 days after the end of each fiscal year, the Company and each Guarantor must deliver to the Trustee a certificate stating whether or not the signers know of any Default under such restrictive covenants.

13.	Successor Persons.

When a successor Person assumes all the obligations of its predecessor Company under the 6 ⅞% Notes and the Indenture, the predecessor Person will be released from those obligations.

14.	Defaults and Remedies.

The Events of Default with respect to the 6 ⅞% Notes are set forth in the Indenture.

The Indenture provides that if an Event of Default (other than an Event of Default relating to certain bankruptcy events) with respect to the 6 ⅞% Notes at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding 6 ⅞% Notes by notice as provided in the Indenture may declare the principal amount of the 6 ⅞% Notes, together with accrued and unpaid interest thereon, to be due and payable immediately. If an Event of Default relating to certain bankruptcy events with respect to the 6 ⅞% Notes at the time Outstanding shall occur, the principal amount of all the 6 ⅞% Notes, together with accrued and unpaid interest thereon, will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of at least a majority in aggregate principal amount of the Outstanding 6 ⅞% Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture.

15.	Trustee Dealings with the Company or its Affiliates.

The Trustee, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates and may otherwise deal with the Company or its Affiliates as if it were not the Trustee.

16.	No Recourse Against Others.

No director, officer, member, manager, incorporator or shareholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the 6 ⅞% Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, or otherwise in respect of, such obligations or their creation. Each Holder by accepting a 6 ⅞% Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the 6 ⅞% Notes.

17.	Authentication.

This 6 7/8% Note shall not be valid until the Trustee or an Authenticating Agent signs the certificate of authentication on the other side of this 6 ⅞% Note.

18.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

19.	Governing Law.

THIS 6 7/8% NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

20.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the 6 ⅞% Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the 6 ⅞% Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024, Attention: Corporate Secretary.

ASSIGNMENT FORM

To assign this 6 ⅞% Note, fill in the form below:

I or we assign and transfer this 6 ⅞% Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                                                            agent to transfer this 6 ⅞% Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the other side of this 6 ⅞% Note)

Signature Guarantee:
(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”) or such other signature guarantee program as may be determined by the Registrar in addition to, or in substitution for, STAMP, SEMP, or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this 6 ⅞% Note purchased by the Company pursuant to Section 10.14 (Asset Sales) or Section 10.16 (Change of Control) of the Indenture, check the Box:

☐           Section 10.14                                                                ☐           Section 10.16

If you wish to have a portion of this 6 ⅞% Note purchased by the Company pursuant to Section 10.14 or Section 10.16 of the Indenture, state the amount:

$

Date:

Your Signature:
(Sign exactly as your name appears on the other side of this 6 ⅞% Note)

Signature Guarantee:
(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”) or such other signature guarantee program as may be determined by the Registrar in addition to, or in substitution for, STAMP, SEMP, or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE RESPECTING THE AMOUNT OF THIS GLOBAL SECURITY

The following increases or decreases in the principal amount of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security Following such Decrease or Increase	Signature of Authorized Officer of Trustee or Securities Custodian

FORM OF NOTATION OF SUBSIDIARY GUARANTEE

Each of the Guarantors (which term includes any successor Person in such capacity under the Indenture), has fully, unconditionally and absolutely guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, the due and punctual payment of the principal of, and premium, if any, and interest on the 6 ⅞% Notes and all other amounts due and payable under the Indenture and the 6 ⅞% Notes by the Company.

The obligations of the Guarantors to the Holders of 6 ⅞% Notes and to the Trustee pursuant to the Subsidiary Guarantees and the Indenture are expressly set forth in Article Fourteen of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantees.

Guarantors:

[NAME OF EACH GUARANTOR]

By:

Exhibit B

FORM OF SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of _______________, ____, among [GUARANTOR] (the “New Guarantor”), a subsidiary of Frontier Oil Corporation (or its successor), a Wyoming corporation (the “Company”), FRONTIER OIL CORPORATION, on behalf of itself and the Guarantors (the “Existing Guarantors”) under the indenture referred to below, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”),

WITNESSETH:

WHEREAS the Company and the Existing Guarantors have heretofore executed and delivered to the Trustee an Indenture dated as of November 22, 2010 (such Indenture, as amended or supplemented to date, including by the First Supplemental Indenture dated as of November 22, 2010 among the Company, the Guarantors named therein and the Trustee, is hereinafter called the “Indenture”), providing for the initial issuance of an aggregate principal amount of $150,000,000 of 6 ⅞% Senior Notes due 2018 (the “Securities”);

WHEREAS Section 10.17 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Company’s obligations under the Securities pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.1 of the Indenture, the Trustee, the Company and the Existing Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

1.           Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all other Guarantors, to unconditionally guarantee the Company’s obligations under the Securities on the terms and subject to the conditions set forth in Article Fourteen of the Indenture and to be bound by all other applicable provisions of the Indenture.

2.           Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

3.           Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4.           Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5.           Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.           Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR],

By:
Name:
Title:

FRONTIER OIL CORPORATION, on behalf of itself
and the Existing Guarantors,

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
As Trustee,

By:
Name:
Title: